Exhibit 99.1

Identiv Announces Pricing of Public Offering of Common Stock

FREMONT, CA, April 8, 2021 — Identiv, Inc. (Nasdaq: INVE) today announced the pricing of an underwritten public offering of 3,286,385 shares of its common stock at a price to the public of $10.65 per share. All of the shares in the offering are being sold by Identiv. The gross proceeds to Identiv from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $35.0 million. The offering is expected to close on or about April 12, 2021, subject to customary closing conditions. In addition, Identiv has granted the underwriters a 30-day option to purchase up to an additional 492,957 shares of its common stock at the public offering price, less underwriting discounts and commissions.

B. Riley Securities is acting as the sole book-running manager for the offering. Lake Street Capital Markets, LLC is acting as lead manager and Northland Capital Markets is acting as a co-manager for the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission (the “SEC”) and became effective on March 25, 2021. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from B. Riley Securities, Attention: Prospectus Department, 1300 17th St. North, Ste. 1300, Arlington, VA 22209, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Identiv, Inc.

Identiv, Inc. is a global leader in digitally securing the physical world. Identiv’s platform encompasses RFID and NFC, cybersecurity, and the full spectrum of physical access, video, and audio security.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as those, among others, relating to Identiv’s expectations regarding the completion, timing and size of the public offering, and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by Identiv is contained in the section captioned “Risk Factors” in the prospectus supplement related to the public offering and are detailed from time to time in Identiv’s periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Identiv disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Identiv, Inc.

Contact:

Matt Glover and Charlie Schumacher

Gateway Investor Relations

+1 949.574.3860

IR@identiv.com